Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Shuttle Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price Per Share	Fee Rate	Amount of Registration Fee
Fees Paid Herewith	Equity	Shares of common stock, par value $0.00001 per share	457	(a)	3,200,000	$5.00	$16,000,000	$92.70 per $1,000,000	$1,483.20
Fees Paid Herewith	Equity	Shares of common stock registered for resale	457	(a)	250,000	$5.00	$1,250,000	$92.70 per $1,000,000	$115.88
Fees Paid Herewith	Equity	Underwriter’s Warrants	Rule 457(g)		-	-	-	-	-
Fees Paid Herewith	Equity	Common stock underlying Underwriter’s Warrants(3)	457	(g)	241,500	$5.00	$1,207,500	$92.70 per $1,000,000	$111.94
	Total Offering Amounts						$18,457,000		$1,710.96
	Total Fees Previously Paid								$0
	Total Fee Offset
	Net Fee Due								$1,710.96

(1)	Includes securities that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of securities of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	The Registrant has agreed to issue, at the closing of this offering, shares of common stock to the representative of the underwriters a number of shares of common stock equal to seven percent (7%) of the aggregate shares of common stock being sold in this offering.